The pricing supplement, dated December 23, 2002, filed by CIT Group Inc. on December 26, 2002, to the Prospectus Supplement dated November 1, 2002 and Prospectus dated September 13, 2002, inadvertently was designated as “Pricing Supplement No. 1”. Set forth below is a corrected version of the Pricing Supplement which is correctly designated as Pricing Supplement No. 7.

Filed Under Rule 424(b)(3), Registration Statement No. 333-92258 and 333-98743
Pricing Supplement No. 7 dated December 23, 2002
To Prospectus Dated September 13, 2002 and Prospectus Supplement Dated November 1, 2002

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WAU5	$16,450,000.00	100.000%	.625%	$16,347,187.50	4.200%	SEMI-ANNUAL	12/15/2005	06/15/2003	$19.60	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WAV3	$23,521,000.00	100.000%	1.000%	$23,285,790.00	5.100%	SEMI-ANNUAL	12/15/2007	06/15/2003	$23.80	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WAW1	$68,803,000.00	100.000%	1.500%	$67,770,955.00	6.500%	QUARTERLY	12/15/2012	03/15/2003	$14.08	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 12/15/2004 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

The CIT InterNotes due 12/15/2012 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 12/15/2004 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 12/15/2012, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholders and the trustee, as described in the prospectus supplement.

CIT Group Inc. 1 CIT Drive Livingston, NJ 07039	Trade Date: Monday, December 23, 2002 @12:00 PM ET
Settle Date: Friday, December 27, 2002
Minimum Denomination/Increments: $1,000/$1,000
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC
Trustee: Bank One Trust Company, N.A.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

CIT Group Inc. $2,000,000,000 InterNotes